Exhibit 99.1

FOR IMMEDIATE RELEASE

PETER A. BASSI APPOINTED TO THE BOARD OF BJ’S RESTAURANTS, INC.

Huntington Beach, California, September 2, 2004 – BJ’s Restaurants, Inc. (NASDAQ: BJRI) announced the appointment of Peter Bassi to its Board of Directors. Mr. Bassi currently serves as Chairman and President of Yum! Restaurants International, and is responsible for directing over 12,000 KFC, Pizza Hut or Taco Bell restaurants with locations in over 100 countries. In each of the past three years, the International Restaurant Division of Yum! opened over 1,000 restaurants through franchisee, equity or joint venture ownership. Prior to his position as President, Mr. Bassi served as Executive Vice President, Asia, of PepsiCo Restaurants International from February 1996 to July 1997, and from 1995 to 1996, he served as Senior Vice President and Chief Financial Officer at PepsiCo Restaurants International. He also served as Senior Vice President, Finance and Chief Financial Officer at Taco Bell from 1987 to 1994. He joined the Pepsi-Cola Company in 1972 and served in various management positions at Frito-Lay, Pizza Hut and PepsiCo Food Service International.

Additionally, the company has announced that Steven C. Leonard has resigned from the Board to pursue other commitments. Mr. Bassi will join the Audit Committee, replacing Mr. Leonard.

Chairman and co-CEO, Paul Motenko commented, “We are delighted to welcome Pete Bassi to our Board. We believe his significant restaurant development and operational experience should benefit BJ’s Restaurants, Inc. as we continue on our path to develop a national restaurant presence. Additionally, we would like to thank Steve Leonard for his contributions to the success of BJ’s during his tenure on the Board.”

Mr. Bassi joins Shann M. Brassfield, James A. Dal Pozzo, John F. Grundhofer, J. Roger King and Larry Bouts as independent directors.

BJ’s Restaurants, Inc. currently owns and operates 33 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The company’s restaurants are located in California (23), Texas (4), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.